EXHIBIT 23.3
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 29, 2023, relating to the financial statements of Capitol Federal Financial, Inc. and subsidiary appearing in the Annual Report on Form 10-K of Capitol Federal Financial, Inc. for the fiscal year ended September 30, 2025.

/s/ Deloitte & Touche LLP

Kansas City, Missouri
April 8, 2026